News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2026 FIRST QUARTER RESULTS
Net Sales +3%; Organic Sales +2%
Diluted EPS $1.95, +21%; Core EPS $1.99, +3%
MAINTAINS FISCAL YEAR SALES, EPS GROWTH AND CASH RETURN GUIDANCE
CINCINNATI, October 24, 2025 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2026 net sales of $22.4 billion, an increase of three percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased two percent versus the prior year. Diluted net earnings per share were $1.95, an increase of 21% versus the prior year primarily due to higher non-core restructuring charges in the prior year. Core earnings per share were $1.99, an increase of three percent versus the prior year.
Operating cash flow was $5.4 billion, and net earnings were $4.8 billion for the quarter. Adjusted free cash flow productivity was 102%. Adjusted free cash flow productivity is calculated as operating cash flow less capital spending and certain other items, as a percentage of net earnings. The Company returned $3.8 billion of cash to shareowners via $2.55 billion of dividend payments and $1.25 billion of share repurchases.

First Quarter ($ billions, except EPS)
GAAP	2026	2025	% Change	Non-GAAP*	2026	2025	% Change
Net Sales	22.4	21.7	3%	Organic Sales	n/a	n/a	2%
Diluted EPS	1.95	1.61	21%	Core EPS	1.99	1.93	3%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“Our organic sales growth, earnings and cash results in the first quarter reflect strong execution of our integrated strategy” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “These results keep us on track to deliver within our guidance ranges on all key financial metrics for the fiscal year in a challenging consumer and geopolitical environment. We remain committed to our integrated growth strategy of a focused product portfolio of daily use categories where performance drives brand choice, superiority — across product performance, packaging, brand communication, retail execution and consumer and customer value — productivity, constructive disruption and an agile and accountable organization. We are increasing investment in innovation and demand creation to improve value for consumers and drive category growth.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2026 were $22.4 billion, a three percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased two percent driven by a one percent increase from higher pricing and a one percent increase from favorable mix. Organic volume had a neutral impact on sales for the quarter.

July - September 2025	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	4%	1%	2%	(1)%	—%	6%	4%	6%
Grooming	1%	2%	4%	(2)%	—%	5%	1%	3%
Health Care	(2)%	1%	1%	2%	—%	2%	(2)%	1%
Fabric & Home Care	(2)%	2%	1%	—%	—%	1%	(2)%	—%
Baby, Feminine & Family Care	—%	1%	—%	—%	—%	1%	—%	—%
Total P&G	—%	1%	1%	1%	—%	3%	—%	2%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased six percent versus year ago. Hair Care organic sales increased low single-digits driven by volume increases and innovation-driven pricing in North America and Europe, partially offset by unfavorable geographic and product mix. Personal Care organic sales increased high single digits due to innovation-driven volume growth and pricing in North America, partially offset by negative impacts from geographic mix. Skin Care organic sales increased mid-single digits due to favorable premium product mix and higher pricing primarily in North America, partially offset by volume declines.
•Grooming segment organic sales increased three percent versus year ago behind innovation-driven pricing, primarily in North America and Europe, and volume growth, partially offset by unfavorable product mix.
•Health Care segment organic sales increased one percent versus year ago. Oral Care organic sales were unchanged as product mix from premium innovation was offset by volume declines. Personal Health Care organic sales increased low single digits due to higher pricing, primarily in Latin America and North America, partially offset by volume declines.

•Fabric and Home Care segment organic sales were unchanged versus year ago. Fabric Care organic sales decreased low single digits driven by volume declines mainly in Europe. Home Care organic sales increased low single digits driven by higher pricing, primarily in North America and Europe, partially offset by volume declines, primarily in Europe.
•Baby, Feminine and Family Care segment organic sales were unchanged versus year ago. Baby Care organic sales increased low single digits due to favorable premium product mix and a unit volume increase. Feminine Care organic sales were unchanged as the positive impacts of favorable product mix and innovation-driven pricing, primarily in North America, were offset by volume declines. Family Care organic sales decreased low single digits driven by merchandising investments.
Diluted net earnings per share increased by 21% to $1.95, driven primarily by higher restructuring charges related to the substantial liquidation of operations in certain Enterprise Markets, including Argentina, in the prior year period. Core earnings per share and currency-neutral core EPS increased three percent to $1.99.
Reported gross margin for the quarter decreased 70 basis points versus the prior year. Core gross margin for the quarter decreased 50 basis points versus the prior year and on a currency-neutral basis decreased 30 basis points. Benefits from gross productivity savings of 140 basis points, increased pricing of 50 basis points and 20 basis points of rounding and other items were more than offset by 100 basis points of unfavorable mix, 70 basis points of product reinvestments and 70 basis points of higher costs from tariffs and commodities.
Reported selling, general and administrative expense (SG&A) as a percentage of sales declined 20 basis points versus year ago. Core SG&A as a percentage of sales decreased 40 basis points versus year ago and decreased 70 basis points on a currency-neutral basis. The decline was driven by 90 basis points of productivity savings, 40 basis points of net sales growth leverage and 10 basis points of rounding and other items, partially offset by 70 basis points of reinvestments.
Reported operating margin for the quarter decreased 50 basis points versus the prior year. Core operating margin for the quarter was unchanged versus the prior year and increased 40 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 230 basis points.
Fiscal Year 2026 Guidance
P&G maintained its guidance range for fiscal 2026 all-in sales growth to be in the range of one to five percent versus the prior year. The net impacts of foreign exchange rates and acquisitions and divestitures are expected to be a tailwind of approximately one percentage point to all-in sales growth. The Company also maintained its outlook for organic sales growth in the range of in-line to up four percent versus the prior year.
P&G maintained its fiscal 2026 diluted net earnings per share growth to be in the range of 3% to 9% versus fiscal 2025 diluted net EPS of $6.51. P&G also maintained its fiscal 2026 core earnings per share growth to be in the range of in-line to up four percent versus fiscal 2025 core EPS of $6.83. This outlook equates to a range of $6.83 to $7.09 per share, with a mid-point estimate of $6.96, or an increase of 2%.
P&G now expects a commodity cost headwind of approximately $100 million after tax and higher costs from tariffs of approximately $400 million after tax for fiscal 2026. The Company continues to expect a net headwind of roughly $250 million after-tax from modestly higher net interest expense and a higher core effective tax rate versus the prior year. The Company also continues to expect favorable foreign exchange rates will be a tailwind of approximately $300 million after tax. Collectively these impacts equate to a headwind of $0.19 per share for fiscal 2026.
The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G continues to expect a core effective tax rate to be in the range of 20% to 21% in fiscal 2026.
Capital spending is estimated to be in the range of four to five percent of fiscal 2026 net sales.
P&G continues to expect adjusted free cash flow productivity of 85% to 90% and expects to pay around $10 billion in dividends and to repurchase approximately $5 billion of common shares in fiscal 2026.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange, pricing controls or tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Henry Molski, 513.505.3587
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30
Amounts in millions except per share amounts	2025	2024	% Chg
NET SALES	$22,386	$21,737	3%
Cost of products sold	10,887	10,421	4%
GROSS PROFIT	11,499	11,316	2%
Selling, general and administrative expense	5,643	5,519	2%
OPERATING INCOME	5,856	5,797	1%
Interest expense	(197)	(238)	(17)%
Interest income	108	135	(20)%
Other operating income/(expense), net	268	(554)	(148)%
EARNINGS BEFORE INCOME TAXES	6,034	5,140	17%
Income taxes	1,253	1,152	9%
NET EARNINGS	4,781	3,987	20%
Less: Net earnings attributable to noncontrolling interests	31	28	11%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,750	$3,959	20%

EFFECTIVE TAX RATE	20.8%	22.4%

NET EARNINGS PER COMMON SHARE (1)
Basic	$2.00	$1.65	21%
Diluted	$1.95	$1.61	21%

DIVIDENDS PER COMMON SHARE	$1.0568	$1.0065
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,436.8	2,466.0

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	51.4%	52.1%	(70)
Selling, general and administrative expense	25.2%	25.4%	(20)
Operating income	26.2%	26.7%	(50)
Earnings before income taxes	27.0%	23.6%	340
Net earnings	21.4%	18.3%	310
Net earnings attributable to Procter & Gamble	21.2%	18.2%	300
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30, 2025
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$4,143	6%	$1,132	6%	$879	5%
Grooming	1,817	5%	585	12%	463	9%
Health Care	3,220	2%	937	(2)%	718	(3)%
Fabric & Home Care	7,793	1%	2,042	(2)%	1,579	(3)%
Baby, Feminine & Family Care	5,171	1%	1,446	5%	1,105	4%
Corporate	242	N/A	(108)	N/A	36	N/A
Total Company	$22,386	3%	$6,034	17%	$4,781	20%

	Three Months Ended September 30, 2025
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	4%	4%	1%	2%	(1)%	—%	6%
Grooming	1%	1%	2%	4%	(2)%	—%	5%
Health Care	(2)%	(2)%	1%	1%	2%	—%	2%
Fabric & Home Care	(2)%	(2)%	2%	1%	—%	—%	1%
Baby, Feminine & Family Care	—%	—%	1%	—%	—%	—%	1%
Total Company	—%	—%	1%	1%	1%	—%	3%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2025	2024
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$9,556	$9,482
OPERATING ACTIVITIES (1)
Net earnings	4,781	3,987
Depreciation and amortization	761	728
Share-based compensation expense	121	105
Deferred income taxes	53	184
Loss/(gain) on sale of assets	(3)	794
Change in accounts receivable	(305)	(134)
Change in inventories	(303)	(188)
Change in accounts payable	648	90
Other	(344)	(1,264)
TOTAL OPERATING ACTIVITIES	5,408	4,302
INVESTING ACTIVITIES
Capital expenditures	(1,200)	(993)
Proceeds from asset sales	8	45
Acquisitions, net of cash acquired	(5)	(6)
Other investing activity	(338)	(154)
TOTAL INVESTING ACTIVITIES	(1,535)	(1,108)
FINANCING ACTIVITIES
Dividends to shareholders	(2,549)	(2,445)
Additions to short-term debt with original maturities of more than three months	1,123	4,090
Reductions in short-term debt with original maturities of more than three months	(1,800)	(571)
Net additions/(reductions) to other short-term debt	2,108	(444)
Reductions in long-term debt	(3)	(70)
Treasury stock purchases	(1,250)	(1,939)
Impact of stock options and other	134	745
TOTAL FINANCING ACTIVITIES	(2,239)	(634)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(20)	116
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,615	2,675
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$11,171	$12,156
(1)Certain prior period amounts within Operating Activities have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the previously reported Total Operating Activities.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	September 30, 2025	June 30, 2025
Cash and cash equivalents	$11,171	$9,556
Accounts receivable	6,487	6,185
Inventories	7,848	7,551
Prepaid expenses and other current assets	1,612	2,100
TOTAL CURRENT ASSETS	27,118	25,392
Property, plant and equipment, net	24,119	23,897
Goodwill	41,643	41,650
Trademarks and other intangible assets, net	21,818	21,910
Other noncurrent assets	12,901	12,381
TOTAL ASSETS	$127,599	$125,231

Accounts payable	$15,609	$15,227
Accrued and other liabilities	10,756	11,318
Debt due within one year	11,631	9,513
TOTAL CURRENT LIABILITIES	37,995	36,058
Long-term debt	24,315	24,995
Deferred income taxes	5,893	5,774
Other noncurrent liabilities	5,844	6,120
TOTAL LIABILITIES	74,048	72,946
TOTAL SHAREHOLDERS' EQUITY	53,551	52,284
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$127,599	$125,231

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's October 24, 2025 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. On June 5, 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and competitiveness. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
We do not view the above item to be part of our sustainable results, and its exclusion from core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the 2017 U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended September 30, 2025
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$10,887	$(39)	$10,848
Gross profit	11,499	39	11,537
Gross margin	51.4%	0.1%	51.5%
Currency impact to Core gross margin			0.2%
Currency-neutral Core gross margin			51.7%
Selling, general and administrative expense	5,643	(77)	5,566
Selling, general and administrative expense as a % of net sales	25.2%	(0.3)%	24.9%
Currency impact to Core selling, general and administrative expense as a % of net sales			0.3%
Currency-neutral Core selling, general and administrative expense as a % of net sales			24.6%
Operating income	5,856	116	5,972
Operating margin	26.2%	0.5%	26.7%
Currency impact to Core operating margin			0.4%
Currency-neutral Core operating margin			27.1%
Other non-operating income/(expense), net	268	7	275
Income taxes	1,253	23	1,276
Net earnings attributable to P&G	4,750	100	4,850
			Core EPS
Diluted net earnings per common share (1)	$1.95	$0.04	$1.99
Currency impact to earnings			$—
Currency-neutral EPS			$1.99
Diluted weighted average common shares outstanding	2,436.8
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin	(70)	BPS
Core gross margin	(50)	BPS
Currency-neutral Core gross margin	(30)	BPS
Selling, general and administrative expense as a % of net sales	(20)	BPS
Core selling, general and administrative expense as a % of net sales	(40)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales	(70)	BPS
Operating margin	(50)	BPS
Core operating margin	—	BPS
Currency-neutral Core operating margin	40	BPS
Diluted EPS	21%
Core EPS	3%
Currency-neutral Core EPS	3%

Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended September 30, 2024
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$10,421	$20	$10,441
Gross profit	11,316	(20)	11,295
Gross margin	52.1%	(0.1)%	52.0%
Selling, general and administrative expense	5,519	(25)	5,494
Selling, general and administrative expense as a % of net sales	25.4%	(0.1)%	25.3%
Operating income	5,797	5	5,802
Operating margin	26.7%	—%	26.7%
Income taxes	1,152	(7)	1,145
Net earnings attributable to P&G	3,959	801	4,761
			Core EPS
Diluted net earnings per common share (1)	$1.61	$0.32	$1.93
Diluted weighted average common shares outstanding	2,466.0
Organic sales growth:

July - September 2025	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	6%	(1)%	1%	6%
Grooming	5%	(2)%	—%	3%
Health Care	2%	(1)%	—%	1%
Fabric & Home Care	1%	(2)%	1%	—%
Baby, Feminine & Family Care	1%	(1)%	—%	—%
Total Company	3%	(1)%	—%	2%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2026 (Estimate)	+1% to +5%	-1%	-% to +4%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2026 (Estimate)	+3% to +9%	-3% to -5%	-% to +4%
(1)Includes the impact of incremental non-core restructuring charges including the limited market portfolio restructuring with the substantial liquidation of its operations in Argentina incurred in fiscal 2025 and the portfolio and productivity plan in fiscal 2026.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2025
Operating Cash Flow	Capital Spending	2017 U.S. Tax Act Payments	Adjusted Free Cash Flow
$5,408	$(1,200)	$688	$4,896
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2025
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$4,896	$4,781	102%
Certain columns and rows may not add due to rounding.